Exhibit 4.16
DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Ameresco, Inc. (“Ameresco”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Class A common stock, par value $0.0001 per share (the “Class A common stock”).
DESCRIPTION OF CLASS A COMMON STOCK
The following summary description sets forth some of the general terms and provisions of the Class A common stock. Because this is a summary description, it does not contain all of the information that may be important to you. For a more detailed description of the Class A common stock, you should refer to the provisions of our amended and restated certificate of incorporation (the “certificate of incorporation”) and our amended and restated bylaws, each of which is an exhibit to the Annual Report on Form 10-K to which this description is an exhibit.
General
Under the certificate of incorporation, Ameresco is authorized to issue up to 500 million shares of Class A common stock with a par value of $0.0001 per share; 144 million shares of Class B common stock, $0.0001 par value per share (“Class B common stock”); and (iii) 5 million shares of Preferred Stock, $0.00001 par value per share (“Preferred Stock”).. The shares of Class A common stock and Class B common stock currently outstanding are fully paid and nonassessable.  No shares of preferred stock are currently outstanding. The Board of Directors has the authority to repeal, alter or amend the bylaws or adopt new bylaws, subject to certain limitations set forth in the bylaws.
No Preemptive, Redemption or Conversion Rights
Our Class A common stock does not have any no sinking fund or redemption provisions or preemptive, conversion or exchange rights.
Voting Rights
The holders of our Class A and Class B common stock vote together on all matters properly submitted to our stockholders for their vote (including the election of directors). The holders of our Class A common stock are entitled to one vote for each share held on all matters properly submitted to a vote of our stockholders and do not have any cumulative voting rights with respect to the election of directors. The holders of our Class B common stock are entitled to five votes for each share held on all matters properly submitted to a vote of our stockholders and do not have any cumulative voting rights with respect to the election of directors. Delaware law generally requires holders of our Class A common stock or our Class B common stock, as applicable, to vote separately as a single class if we amend our restated certificate of incorporation in a manner that alters or changes the powers, preferences or special rights of such class of stock in a manner that affects them adversely or increases or decreases the number of shares of that class. However, we have provided in our restated certificate of incorporation that the holders of neither our Class A common stock nor our Class B common stock are entitled to a vote as a separate class in the event that the number of shares of their respective class is increased or decreased.
Board of Directors
Our board of directors is divided into three classes, with one class being elected each year and members of each class holding office for a three-year term. Our bylaws authorize the Board of Directors to establish the exact number of directors.
No Action by Stockholder Consent
The certificate of incorporation prohibits stockholders from taking action without a meeting.
Power to Call Special Stockholder Meeting
Under Delaware law, a special meeting of stockholders may be called by our board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws. Pursuant to our bylaws, special meetings of the stockholders may be called, for any purpose or purposes, by the Board of Directors, the Chairman of the Board of Directors or the Chief Executive Officer at any time.
Proxy Access Nominations
Under our bylaws, a stockholder may nominate a director and have that nominee included in our proxy materials, provided that the stockholder and nominee satisfy the requirements specified in our bylaws. Any stockholder who intends to use these procedures to nominate a candidate for election to the Board of Directors for inclusion in our proxy statement must satisfy the requirements specified in our bylaws.
Dividend Rights
Subject to the preferences applicable to any outstanding shares of preferred stock, the holders of Class A common stock are entitled to receive dividends, if any, as and when declared, from time to time, by our board of directors out of funds legally available therefor.
Liquidation, Dissolution or Similar Rights
Subject to the preferences applicable to any outstanding shares of preferred stock, upon liquidation, dissolution or winding up of the affairs of Ameresco, the holders of Class A common stock will be entitled to participate equally and ratably, in proportion to the number of shares held, in the net assets of Ameresco available for distribution to holders of stock of Ameresco.